Exhibit 99.1

Northern Star Investment Corp. II Receives NYSE Notice Regarding Audit Committee Composition

New York, New York, Jan. 10, 2024 (GLOBE NEWSWIRE) -- Northern Star Investment Corp. II (NYSE American: NSTB) (the “Company”), announced today that the New York Stock Exchange Regulation, Inc., by letter dated January 5, 2024, notified the Company that it was not in compliance with NYSE American’s continued listing standards because the audit committee of the Company’s board of directors is no longer comprised of at least two independent members and does not have at least one member with the requisite financial sophistication. This noncompliance was caused by the December 19, 2023 resignation of two independent directors from the board, who each served on the audit committee and one of whom was the designated financially sophisticated audit committee member. The resignations were not the result of any disagreement with the Company on any matter relating to the Company’s operations, policies or practices.

The Company generally has until the earlier of its next annual meeting of stockholders or one year from the occurrence of the event that caused the noncompliance with the audit committee composition requirements.

The NYSE Notice does not have any immediate effect on the listing of the Company’s common stock and units on the Exchange, which remain trading under the trading symbols “NSTB” and “NSTB.U” respectively. There can be no assurance, however, that the Company will be able to regain compliance with the listing standards discussed above set forth in the Company Guide.

About Northern Star Investment Corp. II

Northern Star Investment Corp. II is a blank check company formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses or entities. For additional information, please visit https://northernstaric2.com.

Forward-Looking Statements

This press release includes “forward-looking statements” within the meaning of the “safe harbor” provisions of the United States Private Securities Litigation Reform Act of 1995. Forward-looking statements may be identified by the use of words such as “estimate,” “plan,” “project,” “forecast,” “intend,” “will,” “expect,” “anticipate,” “believe,” “seek,” “target”, “may”, “intend”, “predict”, “should”, “would”, “predict”, “potential”, “seem”, “future”, “outlook” or other similar expressions (or negative versions of such words or expressions) that predict or indicate future events or trends or that are not statements of historical matters. These forward-looking statements are not guarantees of future performance, conditions or results, and involve a number of known and unknown risks, uncertainties, assumptions and other important factors, many of which are outside the Company’s control, that could cause actual results or outcomes to differ materially from those discussed in the forward-looking statements.

Contact Information:

Jonathan Ledecky

Chief Operating Officer

c/o Graubard Miller

(212) 818-8800